FORM 10 – REGISTRATION STATEMENT

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(g) of the Securities Exchange Act of 1934

MADE IN USA INC

(Exact name of registrant as specified in its charter)

State of Incorporation: Nevada

IRS Employer ID (EIN): 37-1922983

CUSIP: 01642X208

Transfer Agent: VStock Transfer, LLC

(OTC:USDW)

Address of Principal Executive Offices:

1712 Pioneer Avenue, Suite 500, Cheyenne, WY 82001

Telephone: (561) 789-1139

Securities to be Registered Under Section 12(g):

Common Stock, $0.001 par value

FORWARD LOOKING STATEMENTS

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including statements regarding the future development, growth, strategy, technology, certification framework, partnerships, revenue models, market adoption, and operational plans of MADE IN USA INC. (“the Company”), are forward-looking statements.

Forward-looking statements are based on current expectations, estimates, forecasts, and assumptions made by management in light of its experience and perception of historical trends, current conditions, anticipated future developments, and other relevant factors. Words such as “anticipate,” “believe,” “expect,” “intend,” “may,” “plan,” “project,” “potential,” “will,” “would,” and similar expressions are intended to identify such forward-looking statements.

These statements are not guarantees of future performance and involve known and unknown risks, uncertainties, and other factors that are difficult to predict and that may cause actual results, performance, or achievements to differ materially from those expressed or implied in such statements. These risks include, but are not limited to, technology adoption rates, regulatory changes, economic conditions, competitive dynamics, operational challenges, the pace of innovation in artificial intelligence and supply-chain systems, customer acceptance of certification methodologies, and other risks and factors described in the Company’s current or future filings with the Securities and Exchange Commission.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document. Except as required by law, MADE IN USA INC. does not undertake any obligation to update or revise any forward-looking statements to reflect subsequent events, new information, or the occurrence of unanticipated events.

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I.	BUSINESS

Overview of MADE IN USA INC

MADE IN USA INC. (“MADE IN USA,” or the “Company”) is a Nevada corporation in Good Standing, on a mission. The Company exists to restore and secure the United States’ manufacturing base by reshoring key production, then verifying product authenticity, thereby enabling domestic producers --- including farmers --- to access government contracts and compliant certification systems in response to the aggressive “BUY MADE IN USA” campaign of President Trump and supported by the Buy American Act (BAA) and Executive Orders issued by the President.

The Company is a Veteran-Owned, SAM-Certified, CAGE-Code-Registered (8JSY1) and Federally Designated Testing Lab, all committed to rebuilding trust in labels and logistics, following products from origination in every sense, right up to delivery and usage… all while directly working to physically bring manufacturing and manufacturers back to the United States. The MADE IN USA mission spans multiple industries, from high-tech manufacturing to agriculture, creating a nationwide ecosystem of USA-Made goods, from semiconductors to school lunch produce. In summary, a buyer will know exactly where their product originated and everything that is known about it in its own digital wallet (DW).

The Company utilizes a twenty-plus year quest by technology innovator Adam Reiser to qualify, quantify and track products in their now subsidiary MADE IN USA ONE, LLC (MIUSAONE), while validating their origin and labeling. Reiser prioritized the need for trustworthy and transparent validations and certifications as early as 2001, when false claims of “MADE IN THE USA” were rampant. So much so that U.S. government Departments and Agencies had no conclusive way of knowing if the products they purchased were actually “MADE IN THE USA”. Over that period, Reiser developed a highly accurate system using artificial intelligence (AI), and Blockchain, while spending millions on software procurement and IT contracting worldwide to deliver a complete system. Reiser, like many industry innovators in the United States, watched as industry after industry left the US in pursuit of foreign labor, tax and regulatory reductions. The US government's efforts to enforce the BUY AMERICAN ACT fell on a deaf market. Reiser’s goal was first to earn government recognition and utilization, a process long in coming, while building an extensive supporting network in Washington. That network is now positioned to support this launch, then assemble the financing and support to reshore industry BACK into the United States… while giving those industries a qualified certification to truly BE “MADE IN THE USA”. This will create jobs and help the US economy. The Company’s commitment to transparency and truth is unwavering. It remains embodied in its "TRUST BUT CERTIFYTM" ethos. It will stand by its position as the ONLY validation, qualification, and quantification service capable of not only evidencing Country of Origin, but also, through Reiser’s innovations, recognize that there is sovereign data that literally guarantees provenance and ownership using Blockchain and AI-enhanced systems. This is part of the “New Economy” where Knowledge = Power; Origin = Value; and Ownership = Freedom.

II.	PUBLIC COMPANY RESHORE ACQUISITION & MERGER FRAMEWORK

MADE IN USA made the decision to be publicly traded and achieved that through the acquisition of a public company, ALIXO-YOLLOO CORPORATION (“ALXY”), and 98% of its stock. Registered in Nevada, ALXY’s investor base was in the countries of Kazakhstan, Poland and Georgia, and this reshoring generated a “reverse merger”. Then CAME a name change to MADE IN USA INC, and stock symbol change to “USDW”. This public company had been audited since 2019, was not a “shell,” and contained pivotable intellectual property (IP), apps, and APIs. All of this enabled SEC compliance and public investment. The first three acquisitions by the Company will be in Taiwan: manufacturing of computer semiconductors, LEDs, and electric motors. They would all be disassembled, shipped to New Jersey and southeastern New York state, and reassembled in facilities suited to them there. Taiwanese trainers were available to train United States workers, which could create many jobs in these three new companies. Additionally, talks are underway with a European networking company that wishes to enter the USA Market and relocate here.

All four companies would utilize the VERTIZETM tracking and tracing system from MADE IN USA ONE, powered by both AI and Blockchain technologies, which provides traceability of assets across any network, including physical aspects, intangible assets, and transactional data. This shared ledger capability allows MADE IN USA to track and trace products or components from the originating source to the end user, helping buyers know their products ARE “Made in the USA.”

By using the power of VERTIZETM, which is a real-time artificial intelligence platform, MADE IN USA can help clients develop bi-directional relationships with consumers and customers globally through MADE IN USA, the Company’s proprietary mobile application.

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Why MADE IN USA?

Companies using our systems will empower manufacturers, growers, producers, retailers, and procurement organizations to take complete control of supply chains worldwide. By using IBM Hyperledger private blockchain, Artificial Intelligence (AI) and the Internet Of Things (IOT) technology, MADE IN USA protects its clients and their customers using the MADE IN USA One™ Technology platform called VERITIZETM (from the word ‘Veritas’ or TRUTH) to generate trust and certainty in the products and services they purchase.

Our MADE IN USA™ seals demonstrate that manufacturers and producers rigorously certify their supply chain to exceed national and industry standards for sourcing and quality assurance. A MADE IN USA seal gives support to a nationalistic zeal towards promoting products whose country of origin offers an appeal to shoppers.

Key business sectors for MADE IN USA’s Blockchain, IOT technology, and AI-powered system will facilitate the importance of its evidence-based certifications, including:

1.	CONSTRUCTION – end products, materials (steel, iron, concrete, wallboard, textiles, glass, etc.)

2.	TECHNOLOGY – digital, mobile, computer-based software, hardware, and peripherals

3.	WATER REMEDIATION – tracking the removal of Nitrogen and Phosphorus by oysters.

4.	CHEMICAL – pesticides, fertilizers, cleaning, active ingredients, compounds

5.	HEALTH & WELLNESS – active ingredients, formulations, structure

6.	MILITARY – origin, end products, components, replacement parts, vendor validation

7.	AGRICULTURE – seed, ingredients, nutritional content, origin, growers, workforce accreditation

8.	MANUFACTURING – supply chain validation – electronics, textiles, foods, machinery

9.	SUSTAINABILITY – carbon footprints/credits, free-range, grass-fed, organic, natural

III.	DOMESTIC PRODUCTION & SUPPLY CHAIN STRATEGY

The primary focus of MADE IN USA is reshoring and delivering products that are CERTIFIED as “MADE IN USA” and made by USA workers in jobs that the Company helped to create. The first three companies to be acquired operated in Taiwan and manufactured semiconductor chips, electric motors, and LEDs. And now all three would plan to be moved and operating in New Jersey and southeastern New York state’s Hudson Valley. Their products will be certified, tracked, and traced to ensure compliance with all applicable government regulations. Each of these companies operates in markets that are both extensive and growing:

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SEMICONDUCTOR CHIPS – These low-end chip sets are part of a large $146 billion global semiconductor market and have a compound annual growth rate (CAGR) of 6.97%. CAGR measures an investment's average annual growth rate over a set period. Low-end chipsets are critical to the global market and can help address shortages in both the Automotive and Internet of Things (IoT) sectors.

SMALL ELECTRIC MOTORS – This field is a $29 billion dollar market (2025), and it has a 7.5% CAGR. It can employ a substantial number of people who are readily trained. These will target the electric vehicle (EV) market and the broader automation sector.

LEDs – The market size ranges from $11-13 billion, with an 8-14% CAGR, and is military-compliant, which is a key driver of its attractiveness. Military-grade products can help attract purchases under the Buy American Act.

The Execution plan for these three companies involved dismantling the Taiwan-based factories and carefully packing all equipment for transport to U.S. ports. Then everything would be shipped via semi-trucks to Eastern US ports. The company would be reassembled at facilities the Company has located in western New Jersey, where tax and location incentives could be favorable.

IV.	CAPITALIZATION THROUGH INVESTMENT & GRANT PATHWAYS

The Company plans to fund its operations by offering investors the opportunity to purchase shares of the Company. It believes it can raise approximately $4-20 million and offer investors the potential for returns, as these first three reshoring candidates demonstrate forward progress and achieve milestones in sales, contracts, job deliveries, and economic impact.

There are other ways to gain financial benefit from these reshoring companies, including Department of Defense contracts that could attract millions in contract value. There are Small Business Administration (SBA) loans and financing available. There is also a significant possibility that the US Department of Agriculture (USDA) grants can play a key role in assisting farms that participate with the Company.

V.	RE-DOMICILING & STRUCTURAL OPTIMIZATION

The purchased public company was domiciled in Nevada. MADE IN USA is considering moving to the state of Wyoming in the future, while preserving its 2019 incorporation. By moving registration to Wyoming, the benefits could include a ZERO corporate income tax, annual fees of less than $100, and the recognition of privacy for corporate Directors. While Wyoming could be the legal base, New Jersey will be the current headquarters.

VI.	CORPORATE IDENTITY & COMPLIANCE UPDATE

The ALXY public company was renamed to the existing name of the Nevada-registered MADE IN USA INC. The Company requested and received a new Ticker Symbol, “USDW,” and will update all SEC and OTC filings and compile a marketing campaign to publicize the availability of USA-made and Union produced products in New Jersey and southeastern New York State’s Hudson Valley, as well as stories about the benefits of reshoring.

VII.	NORTHEAST OPERATIONS HUB: New Jersey & SE New York

New Jersey and southeastern New York State offer a uniquely strong environment for manufacturing relocation due in large part to their highly developed union workforce. The region’s unions maintain rigorous apprenticeship programs, industry-recognized certifications, and strong safety cultures that consistently produce some of the most skilled and reliable workers in the country. Access to these union labor pools ensures manufacturers benefit from predictable workmanship, high productivity, and reduced turnover—critical factors for advanced manufacturing and precision operations. Combined with the region’s dense transportation networks, proximity to major markets, and deep industrial legacy, the union-supported workforce in New Jersey and southeastern New York creates a talent-rich, quality-driven setting that is exceptionally well suited for modern manufacturing growth and competitiveness.

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VIII.	UNION WORKFORCE FOR A “DATA CENTER”

With the New York/New Jersey Union workforce MADE IN USA will send an answer to the decimation of trade schools in the USA and create lifelong careers by training apprenticeship to journeyman, to Master, a proven Union system to insure quality . With this powerful foundation for all reshored manufacturing facilities will grow an outstanding USA labor force capable of evolving into a premier national hub for advanced industries—including the possibility of becoming the “Data Center Capital” of the United States, as well as manufacturing facilities that support it.

The New York/New Jersey Unions, known for rigorous apprenticeship programs, technical training, and strong safety standards, have the ability to consistently supply highly skilled electricians, HVAC specialists, heavy equipment operators, and telecommunications technicians—the exact trades required to build, maintain, and expand mission-critical data center infrastructure. This depth of talent reduces project delays, ensures reliability, and supports the high-precision work essential for facilities that demand uninterrupted uptime.

At the same time, the New York/ New Jersey locations offer key structural advantages that align naturally with data center growth: dense fiber-optic networks, proximity to major financial and enterprise markets, robust power infrastructure, and access to some of the nation’s largest consumer and business data ecosystems. Strategic location between New York City and Philadelphia place data centers closer to end users, reducing latency and boosting performance for financial trading, AI workloads, cloud computing, biotech research, and enterprise operations.

By combining a trained and dependable Union workforce with unmatched connectivity, existing industrial zones, and modern grid assets, a New York/New Jersey location is well positioned to attract large-scale data center development. With the right policy focus—such as energy-capacity planning, streamlined permitting, and incentives for high-density digital infrastructure—New Jersey could legitimately emerge as the East Coast’s dominant data center cluster, and potentially even the data nerve center of the entire United States.

IX.	STATE & FEDERAL INCENTIVES LEVERAGED

New Jersey is uniquely positioned to become a national leader in both advanced manufacturing and data-center development, thanks to its powerful combination of skilled union labor, unmatched connectivity, robust state and federal incentives. The state’s unions consistently produce highly trained, safety-focused, and technically proficient workers—exactly the talent base required for precision manufacturing and mission-critical data-center construction and operations. Layered on top of this workforce strength, New Jersey offers industry-targeted programs such as the Emerge incentives, Next New Jersey tax credits for AI and data centers, manufacturing-specific credits, energy-cost exemptions, and major federal programs that can be stacked for large capital projects. With dense fiber networks, modern grid infrastructure, and proximity to the nation’s financial, biotech, and corporate hubs, New Jersey offers the perfect environment for companies seeking reliability, scalability, and strategic market access. Taken together, these advantages make New Jersey not just a good option—but the place to be for the future of American manufacturing and data-center growth.

X.	RISK FACTORS

For manufacturing companies of any kind, supply chain disruptions can cause serious issues, including production delays or shutdowns. There may also be an engineering or other talent shortage initially that could delay production. There are Bi-national hiring and staggered relocation to consider. But there are many considerations when it comes to “RISK” and full transparency...

Investing in MADE IN USA common stock will provide you with equity ownership in the Company. As a MADE IN USA stockholder, you may be exposed to risks inherent in its business. The performance of your stock will reflect the performance of the MADE IN USA business relating to competition, industry conditions and general economic and market conditions. The value of your investment may increase or decline and could result in a loss. You should carefully consider the following factors, as well as other information contained in this Memorandum, before deciding to invest in MADE IN USA common stock.

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The Investor understands that: (i) the Company has been developing an innovative software system over nearly three years and not devoted a great deal of effort in securing new sales so it cannot exhibit substantial earnings in that time; (ii) an investment in shares is a speculative investment that involves a high degree of risk, including the risk of loss of the entire investment of the Investor in the Company; (iii) no federal or state agency has passed upon the adequacy or accuracy of the information made available to the Investor, or made any finding or determination as to the fairness for investment, or any recommendation or endorsement of the shares as an investment; (iv) there will be restrictions on the transferability the shares under the Securities Laws and the Shareholders Agreement and there will be no public market for the shares, and, accordingly, it may not be possible for the Investor to liquidate its investment in the shares; (v) any anticipated federal and/or state income tax benefits applicable to the shares may be lost through changes in, or adverse interpretations of, existing laws and regulations; (vi) there is no assurance that the Company will ever be profitable, or that the Investor’s investment in the shares will ever be recoverable; and (vii) pursuant to the Shareholders Agreement, the management of the Company will have substantial and exclusive authority to conduct the operations of the Company.

A.	RISKS DIRECTLY RELATED TO THE MADE IN USA BUSINESS

1.	A limited operating history makes it challenging to evaluate MADE IN USA’s business.

MADE IN USA INC. was originally ALIXO-YOLLOO CORPORATION, formed in the state of Nevada in 2019, and its new name will overtake the original name of the public entity it is acquiring to become publicly traded. Recognizing the multi-year development timeline involved in developing, disassembling, shipping and reassembling manufacturing facilities, there will be a significant timetable to get to revenue production so that will have to be an essential risk factor to consider.

•	MADE IN USA’s business model and strategy have evolved and are continually being reviewed.

•	The Company may not be able to implement its business model and strategy successfully; and

•	MADE IN USA’s Management has worked for both large companies for an extended period but will be coming together for the first time in the current business.

Management cannot be sure it will succeed in meeting these challenges and addressing these risks and uncertainties. If management is unable to do so, its business will not be successful, and the value of your investment in MADE IN USA will decline.

2.	The Company may be unable to manage its growth effectively.

Continued, planned growth is a key component of increasing the value of MADE IN USA common stock. The Company management anticipates internal growth following the current funding round. Rapid growth places a significant demand on management and operational resources. To manage growth effectively, the Company must implement and enhance its operational systems and controls.

The Company’s growth could also be adversely affected by other factors, including economic downturns, as clients may reduce or delay their spending with the Company. As a result of these concerns, MADE IN USA cannot be sure that it will continue to grow, or if it does grow, that it will be able to maintain its historical growth rate.

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3.	If the Company fails to attract and retain skilled employees, its growth could be limited, and its costs could increase.

The Company’s future success will depend in large part on its ability to attract, train, and retain additional highly skilled executive-level management and creative, technical, engineering, and sales personnel. The competition for such personnel is intense, and the Company cannot be sure it will be successful in attracting, training, and retaining them. Most of its employees and several of its executive officers will join MADE IN USA next year. Its ability to generate revenues depends upon the number and expertise of the personnel it employs. Although it has not occurred to date, high turnover resulting in additional training expenses would decrease MADE IN USA profitability.

4.	The Company depends on its key management personnel for its future success.

The Company’s success depends mainly on the skills of its key management and technical personnel. The loss of one or more of its key management and technical personnel may materially and adversely affect its business and results of operations. MADE IN USA does not maintain key person insurance for any of its employees. The Company cannot guarantee it will be able to replace any of these individuals if their services become unavailable.

5.	Failure to raise the necessary capital could restrict the Company’s growth, limit its development of new products and services, and hinder its ability to compete.

MADE IN USA may need to raise significant additional funds to achieve its business objectives. Failure to raise these funds may:

•	Restrict its growth.
•	Limit the development of new products and services; and
•	Hinder its ability to compete.

Any of these consequences would have a materially adverse effect on the Company.

Business, operations, and financial position.

6.	Reliance on Industry Analysts’ Predictions

Industry analysts and others have made many predictions concerning the growth of the verification industry, that it will fail to develop, or develop more slowly than expected, or if MADE IN USA’s sales efforts do not achieve market acceptance, its business will not succeed, and the value of your investment in its common stock will decline.

7.	The Company may not be able to keep up with the continuous changes in demand in its market, which could harm its business.

The Company’s success will depend, in part, on its ability to respond to changes in the demand for its services. MADE IN USA may not be successful in responding quickly, cost-effectively, and sufficiently to these developments. If, for technical, financial, or other reasons, it is unable to adapt promptly to changes in demand, it will be unable to compete effectively. In addition, employee time allocated to responding to and predicting new consumer trends will not be available for executing the business plan.

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8.	MADE IN USA will operate in a highly competitive market once other companies realize the opportunity exists in qualifying U.S. firms, which could limit its market share and harm its financial performance.

The market size for the Company's services is large, which could attract significant competition. This competition may limit the Company’s ability to increase profitability or result in a loss of market share. As a result, its competitors may be better positioned to address industry developments or respond more effectively to industry changes, which could adversely affect its business.

B.	NO PUBLIC OR OTHER MARKET FOR SHARES

There is no public or other market for the shares, and there can be no assurance that such a market will develop after an investment in the Company. The Board of Directors has arbitrarily set the purchase price per share, and it bears no direct relationship to earnings, book value, fair market value, assets, or other objective measures of value.

C.	RESTRICTIONS ON TRANSFERABILITY OF SHARES/ILLIQUID INVESTMENT

These securities are not registered under the Securities Act of 1933, as amended (“The Securities Act”), or any applicable state securities laws, and the Company has not agreed to register the Shares for distribution in accordance with the provisions of the Securities Act or any applicable state securities laws. Therefore, these Shares must be held indefinitely, unless and until subsequently registered under the Securities Act and applicable state securities laws, or unless an exemption from such registration is available. Consequently, holders of these securities may not be able to liquidate their investments if an emergency arises or for any other reason. Each certificate representing the Shares shall be stamped or otherwise imprinted with a legend substantially in the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT ONLY AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED.

D.	RELIANCE ON THE BOARD OF DIRECTORS

As a shareholder, an investor will not participate directly in the Company's business and operations. Instead, the investor’s participation in the Company will be limited to voting for the Company's Board of Directors in future elections by voting on their Shares.

The Board elects the President and all other officers of the Company, who are primarily responsible for the Company's day-to-day business and operations. The Company has an active, highly experienced Board of Advisors that assists the Board of Directors and Management. The success of the Company's business and operations depends in substantial part on the experience and abilities of the Company's directors and officers, who will be responsible for the day-to-day operations of the Company. An investor should not purchase any shares in the Company unless he/she is willing to entrust all aspects of the company’s business to its officers and directors.

E.	PROJECTIONS AS TO INCOME, EXPENSES, AND COSTS

All financial models in the Business Plan are based on assumptions and hypotheses. Future operating results are impossible to predict, and no representation of any kind is made regarding the future accuracy or Completeness of the forecast or projections as to income, expenses, costs, or other items. No representations or warranties of any kind are intended or should be inferred with respect to an economic return that may accrue to a shareholder. An investment in the Company should be made only after adequate personal investigation of the merits of the Company.

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F.	MAXIMUM OFFERING LIMIT MAY NOT BE RAISED

Securities regulations require that six months’ expiration be maintained between the time this offering is terminated and the next round of financing is commenced. If the maximum amount of this offer could not be raised within the one year allowed, or for any other reason, the Company did not have sufficient funds to continue operating until it could commence a second round of financing, the investors could lose their investment.

G.	INCOMPLETE SUMMARY

Neither the Company, nor anyone on its behalf, has knowingly made any misleading or untrue statements of material fact, or omitted statements of a material fact necessary to make statements made. Notwithstanding the foregoing, the Business Plan is incomplete and should not be relied upon by the investor without adequate due diligence (including requests for additional information if such investor feels it necessary to make an informed investment decision, see Further information), and complete reading of all documents provided to the investor and full understanding of the contents.

H.	NO PREEMPTIVE RIGHTS

No Shareholder of the Company shall have a preemptive right because of his/her shareholdings to have first offered to him/her any part of the presently authorized Shares of the Company. Thus, any Shares of the Company presently authorized, and not already issued, may at any time be issued, optioned, and contracted for sale, or sold and disposed of by the Board of Directors of the Company to such persons, and upon such terms and conditions as many to the Board of the Directors see proper and advisable, without first offering such Shares or any part thereof to existing Shareholders.

I.	COMPETITION

While no firms currently offer the same services as the Company, competition may arise once the Company establishes the market. In such a case, the Company may be competing with numerous other established businesses that have added this service. The success of the Company depends on its ability to compete with other businesses, and there is no assurance that it will do so; in that case, the Shares purchased by the subscriber may become worthless or substantially reduced in value. The risk is particularly associated with the relatively new business of selling and marketing products via the Internet and e-commerce.

J.	COMPENSATION OF MANAGEMENT

The directors, officers, and other employees of the Company, some of whom will be shareholders, will receive fees, compensation and salary for services rendered to the Company, for which fees, compensation and salary may not necessarily be dependent upon the success of the Company’s business. Accordingly, subscribers should understand and acknowledge that upon payment to the company of the subscription price for the Shares, the value of the Subscriber’s Shares in the Company will be immediately diluted since each Share of stock issued in the Company participates pro rata in the net value of the Company based upon the total number of Shares outstanding in the Company.

XI.	U.S. FARM CERTIFICATION & FEDERAL MARKET ACCESS

Under MAHA, which has meant “Make America Healthy Again” but also can represent “MADE IN AMERICA HEALTHY AGRICULTURE,” the Company will play an active role in assisting farms through its MADE IN USA ONE subsidiary. By providing certifications through the proprietary VERITIZETM software, and its AI/Blockchain-based Farms can have their produce certified as “PRODUCT OF USA” and “MADE IN USA”, and those certifications allow for USDA commodity procurement, School Lunch & Nutrition programs, and EBT-authorized vendors with healthy origin requirements for 3.5 million U.S. farms.

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XII.	FINANCIAL INFORMATION

Item 1.	Financial Statements.

The accompanying financial statements present information for the Company prior to the change in control.

The accompanying financial information has been prepared without audit pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with United States generally accepted principles have been condensed or omitted pursuant to such rules and regulations.

The interim financial statements are condensed and should be read in conjunction with the Company’s latest annual financial statements.

In the opinion of management, the financial statements contain all material adjustments, consisting only of normal adjustments considered necessary to present fairly the financial condition, results of operations, and cash flows of the Company for the interim periods presented.

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MADE IN USA INC.

CONDENSED BALANCE SHEETS

	November 30, 2025 (Unaudited)	February 28, 2025 (Audited)
ASSETS
Current Assets
Cash	$–	$13,861
Prepaid Expenses	3,750	27,500
Total Current Assets	3,750	41,361
Intangible Assets, Net	94,292	75,103
TOTAL ASSETS	$98,042	$116,464

LIABILITIES & STOCKHOLDERS’ EQUITY (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$–	$27,150
Deferred Revenue	–	10,880
Related Party Loan	622	73,034
Total Current Liabilities	622	111,064

Stockholders’ Equity (Deficit)
Common Stock, $0.001 par value, 75,000,000 shares authorized, 17,962,640 and 6,695,000 shares issued and outstanding as of November 30, 2025, and February 28, 2025, respectively	17,963	6,695
Additional Paid-In Capital	138,330	32,205
Accumulated Deficit	(58,873)	(33,500)
Total Stockholders’ Equity (Deficit)	97,420	5,400
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY (DEFICIT)	$98,042	$116,464

The accompanying notes are an integral part of these unaudited financial statements.

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MADE IN USA INC.

CONDENSED STATEMENTS OF OPERATIONS

Three and nine months ended November 30, 2025, and 2024

(Unaudited)

	Three months ended November 30, 2025	Three months ended November 30, 2024	Nine months ended November 30, 2025	Nine months ended November 30, 2024
INCOME
Sales	$1,100	$8,842	$37,036	$23,425
Total income	1,100	8,842	37,036	23,425
Cost of goods sold	–	–	–	–
Gross (Loss) profit	1,100	8,842	37,036	23,425

EXPENSES
General and administrative expenses	3,812	9,145	62,409	45,496
Total expenses	3,812	9,145	62,409	45,496

INCOME (LOSS) BEFORE TAX PROVISION	(2,512)	(303)	(25,373)	(22,071)

INCOME TAX EXPENSE	–	–	–	–

NET INCOME (LOSS)	$(2,512)	$(303)	$(25,373)	$(22,071)

WEIGHTED AVERAGE SHARES OUTSTANDING, BASIC AND DILUTED	17,962,640	6,695,000	17,962,640	6,695,000

BASIC AND DILUTED NET LOSS PER SHARE	$(0.00)	$(0.00)	$(0.00)	$(0.00)

The accompanying notes are an integral part of these unaudited financial statements.

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MADE IN USA INC.

CONDENSED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

Three and nine months ended November 30, 2025, and 2024

(Unaudited)

	Common Stock		Additional Paid-in-	Accumulated
	Shares	Amount	Capital	Deficit	Total

Balance as of February 29, 2024	6,695,000	$6,695	$32,205	$(10,842)	$28,058

Net loss for the period	–	–	–	(12,312)	(12,312)

Balance as of May 31, 2024	6,695,000	6,695	32,205	(23,154)	15,746

Net loss for the period	–	–	–	(9,456)	(9,456)

Balance as of August 31, 2024	6,695,000	6,695	32,205	(32,610)	6,290

Net loss for the period	–	–	–	(303)	(303)

Balance as of November 30, 2024	6,695,000	$6,695	$32,205	$(32,913)	$5,987

Balance as of February 28, 2025	6,695,000	$6,695	$32,205	$(33,500)	$5,400

Net loss for the period	–	–	–	(31,526)	(31,526)

Balance as of May 31, 2025	6,695,000	6,695	32,205	(65,026)	(26,126)

Cancellation of restricted shares	(3,000,000)	(3,000)	3,000	–	–

Cancellation of related party loan	–	–	117,393	–	117,393

Net income for the period	–	–	–	8,665	8,665

Balance as of August 31, 2025	3,695,000	3,695	152,598	(56,361)	99,932

Forward split and new issuances	14,267,640	14,268	(14,268)	–	–

Net loss for the period	–	–	–	(2,512)	(2,512)

Balance as of November 30, 2025	17,962,640	$17,963	$138,330	$(58,873)	$97,420

The accompanying notes are an integral part of these unaudited financial statements.

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MADE IN USA INC.

CONDENSED STATEMENTS OF CASH FLOWS

Nine months ended November 30, 2025, and 2024

(Unaudited)

	Nine months ended November 30, 2025	Nine months ended November 30, 2024
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss)	$(25,373)	$(22,071)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization	4,811	2,354
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	–	15,000
Decrease (increase) in assets in progress	–	–
Decrease (increase) in prepaid expenses	23,750	28,800
Increase (decrease) in accounts payable	(27,150)	(30,648)
Increase (decrease) in deferred revenue	(10,880)	3,445
Net cash flows used in operating activities	(34,842)	(3,120)

CASH FLOWS FROM INVESTING ACTIVITIES
Intangible assets	(24,000)	(41,400)
Net cash flows used in investing activities	(24,000)	(41,400)

CASH FLOWS FROM FINANCING ACTIVITIES
Conversion of related-party loan into additional paid-in capital	117,393	–
Proceeds from related-party loan	44,981	36,684
Repayments on related-party loan	(117,393)	–
Net cash flows provided by financing activities	44,981	36,684

NET INCREASE (DECREASE) IN CASH	$(13,861)	$(7,836)

CASH, BEGINNING OF PERIOD	$13,861	$9,073

CASH, END OF PERIOD	$–	$1,237

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$–	$–
Cash paid for income tax	$–	$–

The accompanying notes are an integral part of these unaudited financial statements.

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MADE IN USA INC.

NOTES TO THE CONDENSED FINANCIAL STATEMENTS

NOVEMBER 30, 2025

(Unaudited)

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

The accompanying financial statements present information for the Company prior to the change in control.

NOTE 2 – GOING CONCERN

The financial statements have been prepared on a going-concern basis which assumes the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future.

The Company has generated limited revenues since inception and incurred a loss of $25,373 and $22,071 for the nine months ending November 30, 2025, and 2024, respectively. The Company has incurred losses since inception resulting in an accumulated deficit of $58,873 as of November 30, 2025, and further losses are anticipated in the development of its business. Accordingly, there is substantial doubt about the Company’s ability to continue as a going concern.

The ability to continue as a going concern is dependent upon the Company generating profitable operations in the future and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management intends to finance operating costs over the next twelve months with loans from directors and/or private placement of common stock.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America and are presented in US dollars. The Company’s fiscal year end is February 28 fiscal year end. The Company has changed its year end to the calendar year.

The results for the nine months ending November 30, 2025, are not necessarily indicative of the results of operations for the full year. These financial statements and related footnotes should be read in conjunction with the consolidated financial statements and footnotes thereto included in the Company’s Annual Report on Form 10-K for the year ended February 28, 2025, filed with the Securities and Exchange Commission.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassification of Prior Year Presentation

Certain prior year amounts have been reclassified for consistency with the current year presentation. The Company has reclassified $60,800 previously reported under “Prepaid Expense” to “Assets in Process” in the balance sheets and statements of cash flows as of and for the fiscal year ended February 29, 2024. This adjustment did not materially impact on the financial position and the result of operations of the Company for the year indicated.

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Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents to the extent the funds are not being held for investment purposes.

These tiers include:

Level 1: defined as observable inputs such as quoted prices in active markets.

Level 2: defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and

Level 3:  defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

The carrying value of cash and the Company’s loan from shareholder approximates fair value due to their short-term maturity.

Software

The Company follows the provisions of ASC 985, “Software”, which requires that all costs incurred be expensed until technological feasibility have been established.

Impairment of Long-Lived Assets

The Company continually monitors events and changes in circumstances that could indicate carrying out large amounts of long-lived assets may not be recoverable. When such events or changes in circumstances are present, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell.

Property and Equipment

Property and equipment are stated at cost and depreciated on the straight-line method over the estimated life of the asset, which is 3 years. Intangible Assets is made up of software costs stated at cost and amortized on the straight-line method over the estimated life of the asset, which is 15 years.

Revenue Recognition

The Company recognizes revenue in accordance with Accounting Standards Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customer”. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements:

Step 1: Identify the contract with a customer

Step 2: Identify the performance obligations in the contract

Step 3: Determine the transaction price

Step 4: Allocate the transaction price to the performance obligations in the contract

Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation

The Company generates revenue by selling API packages.

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The Company recognizes revenue when title, ownership, and risk of loss pass to the customer, all of which occurs upon shipment or delivery of the product. There are no additional performance obligations. The transaction price is fixed in the invoice. Payment is generally made prior to the services being provided. If deposits are received prior to services being rendered, the Company recognizes deferred revenue until the services are completed.

Income Taxes

The Company follows the liability method of accounting for income taxes. Under this method, deferred income tax assets and liabilities are recognized for the estimated tax consequences attributable to differences between the financial statement carrying values and their respective income tax basis (temporary differences). The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Basic Income (Loss) Per Share

The Company computes earnings (loss) per share in accordance with ASC 260-10-45 “Earnings per Share”, which requires presentation of both basic and diluted earnings per share on the face of the statement of operations. Basic earnings (loss) per share is computed by dividing net earnings (loss) available to common stockholders by the weighted average number of outstanding common shares during the period. Diluted earnings (loss) per share gives effect on all dilutive potential common shares outstanding during the period. Dilutive earnings (loss) per share excludes all potential common shares if their effect is anti-dilutive. The Company has no potential dilutive instruments, and therefore, basic and diluted earnings (loss) per share are equal.

Dividends

The Company has not adopted any policy regarding payment of dividends. No dividends have been paid during the period presented.

Recently Adopted Accounting Pronouncements

The Company adopted the provisions of ASU No. 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures” during the year ended February 28, 2025. This ASU requires additional disclosures regarding reportable segments and significant segment expenses but does not change how an entity identifies its operating segments, aggregates those operating segments, or applies the quantitative thresholds to determine its reportable segments. The adoption of this new guidance did not have a significant impact on the Company’s results of operations, cash flows, or financial condition.

Recent Issued Accounting Pronouncements

The Company has reviewed all the recent accounting pronouncements issued to date of the issuance of these financial statements and does not believe any of these pronouncements will have a material impact on the Company other than those relating to Development Stage Entities discussed above.

NOTE 4 – COMMON STOCK

The Company has 75,000,000 common shares authorized with a par value of $0.001 per share. In July 2021 the Company issued 5,000,000 shares of its common stock at $0.001 per share for total proceeds of $5,000 to a related party (see NOTE 5).

During November 2023 the Company issued 25,000 shares of common stock for cash proceeds of $500 at $0.02 per share.

During December 2023 the Company issued 555,000 shares of common stock for cash proceeds of $11,100 at $0.02 per share.

During January 2024 the Company issued 185,000 shares of common stock for cash proceeds of $3,700 at $0.02 per share.

During February 2024 the Company issued 930,000 shares of common stock for cash proceeds of $18,600 at $0.02 per share.

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On June 27, 2025, Rassul Sadukbayev, former director of Alixo-Yolloo Corporation, who was the owner of 5,000,000 restricted shares representing 74.68% of the Company’s outstanding share capital, voluntarily decided to cancel 3,000,000 of his restricted shares. The cancellation was made without any compensation or consideration, and in the best interest of the Company. This action resulted in a material change to the Company’s capital structure and a reduction in total outstanding shares, impacting the Company’s reported shareholder equity and ownership distribution. The cancellation is effective as of June 27, 2025.

As a result of this cancellation:

•	The total number of outstanding shares of the Company was reduced from 6,695,000 shares to 3,695,000 shares.
•	Mr. Sadukbayev’s ownership was reduced from 5,000,000 shares (74.68%) to 2,000,000 shares (54.13%).

As of November 30, 2025, and February 28, 2025, the Company had 17,962,640 and 6,695,000 shares issued and outstanding, respectively.

NOTE 5 – RELATED PARTY TRANSACTIONS

In support of the Company’s efforts and cash requirements, it may rely on advances from related parties until such time that the Company can support its operations or attains adequate financing through sales of its equity or traditional debt financing. Amounts represent advances or amounts paid in satisfaction of liabilities. The advances were considered temporary in nature and were not formalized by a promissory note.

From inception to November 30, 2025, the Company’s former director advanced the Company $117,393 to cover the Company’s operating expenses, of which $44,359 was advanced during the six months ended August 31, 2025, and the full amount of $117,393 was repaid during the same period, and during the recent period a small related party loan of $622 was made to pay outstanding payables hence the $622 balance as of November 30, 2025. The loan is non-interest bearing, due upon demand and unsecured.

In July 2021 the Company sold 5,000,000 shares of common stock at a price of $0.001 per share to its former director, Rassul Sadukbayev. On June 27, 2025, Rassul Sadukbayev, who was the owner of 5,000,000 restricted shares decided to cancel 3,000,000 of his restricted shares. The cancellation was made without any compensation or consideration.

NOTE 6 – INTANGIBLE ASSETS

The Company follows the provisions of ASC 985, Software, which requires that all costs relating to the purchase or internal development and production of software products to be sold, leased or otherwise marketed, be expensed in the period incurred unless the requirements for technological feasibility have been established. The Company amortizes these costs using the straight-line method over the remaining estimated economic life of the product.

During the year ended February 28, 2023, the Company acquired application code for $17,820 and song database for $17,000. In February 2024, the Company sold its database for $15,000. In August 2024, the Company acquired sound fingerprints database for $16,000. In February 2025, the Company acquired song database for $14,000. In May 2025, the Company acquired AI Mood Matching API Module for $24,000.

During the year ended February 29, 2024, the Company capitalized website development costs for $7,000. During the year ending February 28, 2025, the Company capitalized website development costs for $25,400.

Amortization expense of capitalized software and website development costs was $1,737 and $837 for the three months ended August 31, 2025, and 2024, respectively. Amortization expense of capitalized software and website development costs was $3,074 and $1,251 for the six months ended August 31, 2025, and 2024, respectively.

19

The Company had the following intangible assets as of November 30, 2025, and February 28, 2025:

	As of November 30, 2025	As of February 28, 2025
Application Code	$17,820	$17,820
AI Mood Matching API Module	24,000	–
Song Database	14,000	14,000
Sound Fingerprints Database	16,000	16,000
Website Development Costs	32,400	32,400
Accumulated Amortization	(9,928)	(5,117)
Intangible Assets, Net	$94,292	$75,103

NOTE 7 – COMMITMENTS AND CONTINGENCIES

Contractual Commitments

The Company has entered into no contractual commitments as of November 30, 2025.

Litigation

The Company was not subject to any legal proceedings during the period from January 17, 2019 (Inception) to November 30, 2025, and no legal proceedings are currently pending or threatened to the best of our knowledge.

NOTE 8 – INCOME TAX PROVISION

As of November 30, 2025, the Company had net operating loss (“NOL”) carryforwards for Federal income tax purposes of $58,873 that may be offset against future taxable income through 2040.  No tax benefit has been recorded with respect to these net operating loss carry-forwards in the accompanying financial statements as the management of the Company believes that the realization of the Company’s net-deferred tax assets of approximately $12,363 was not considered more likely than not and accordingly, the potential tax benefits of the net loss carry-forwards are offset by the full valuation allowance.

Deferred tax assets consist primarily of the tax effect of NOL carry-forwards which was used to offset tax payable from prior year’s operations. The Company has provided a full valuation allowance on the deferred tax assets because of the uncertainty regarding its realization. The current valuation of tax allowance is not applicable as of November 30, 2025.

Components of deferred tax assets are as follows:

	Nine Months Ended November 30, 2025	Year Ended February 28, 2025
Net Deferred Tax Asset Non-Current:
Net Operating Loss Carry-Forward	$58,873	$33,500
Effective tax rate	21%	21%
Expected Income Tax Benefit from NOL Carry-Forward	12,363	7,035
Less: Valuation Allowance	(12,363)	(7,035)
Deferred Tax Asset, Net of Valuation Allowance	$–	$–

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The actual tax benefit at the expected rate of 21% differs from the expected tax benefit for the nine months ending November 30, 2025, and the year ended February 28, 2025, as follows:

	Nine Months Ended November 30, 2025	Year Ended February 28, 2025

Computed “expected” tax expense (benefit)	$(4,801)	$(4,758)
Change in valuation allowance	4,801	4,758
Actual tax expense (benefit)	$–	$–

NOTE 9 – SUBSEQUENT EVENTS

The Company has evaluated subsequent events from November 30, 2025, to the date the financial statements were issued and has determined that there are no items to disclose other than the change of control described in “Introduction to the Business of the Company Post Change in Control” supra.

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Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations.

This Management’s Discussion and Analysis of Financial Condition and results operations is based on the Company’s results prior to the change in control.

Results of Operations

Results of Operations for the three months ended November 30, 2025, compared to November 30, 2024:

Revenues

For the three months ended November 30, 2025, and 2024, the Company generated total revenue of $1,100 having sold the Application Programming Interface (API) packages provided on its website and $8,842, respectively. The Company’s revenue decreased by $7,742, or 88%, compared to the prior year, primarily due to an overall decrease in business activity.

Operating expenses

Total expenses for the three months ending November 30, 2025, were $3,612 and $9,146 for the three months ending November 30, 2024, consisting of general and administrative expenses. Expenses decreased by $5,534, or 61%, for the three months ending November 30, 2025, primarily driven by lower marketing expenses.

Net Losses

The company recorded a net income (loss) of ($2,512) for the three months ending November 30, 2025, and ($304) for the three months ending November 30, 2024. The Company’s net income for the three months ended November 30, 2025, decreased compared to a net loss in the same period last year, primarily due to the factors discussed above.

Results of Operations for the nine months ended November 30, 2025, compared to November 30, 2024:

Revenues

For the nine months ended November 30, 2025, and 2024, the Company generated total revenue of $37,036 having sold the Application Programming Interface (API) packages provided on its website and $23,425, respectively. The Company’s revenue increased by $13,611, or 58%, compared to the prior year, primarily due to an overall increase in business activity and an expanded customer base.

Operating expenses

Total expenses for the nine months ending November 30, 2025, were $62,409 and $45,497 for the nine months ending November 30, 2024, consisting of general and administrative expenses. Expenses increased by $16,912, or 37%, for the nine months ending November 30, 2025, primarily driven by professional fees and marketing expenses.

Net Losses

The company recorded a net loss of $25,373 for the nine months ending November 30, 2025, and $22,072 for the nine months ending November 30, 2024. The Company’s net loss for the nine months ending November 30, 2025, increased to $3,301, or 15% compared to the same period last year, primarily due to the factors discussed above.

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Liquidity and Capital Resources

As of November 30, 2025, we have cash reserves of $0 and $13,861 as of February 28, 2025, and our total liabilities are $622 and $111,064 as of February 28, 2025, comprising $0 accounts payable compared to $27,150 as of February 28, 2025, $0 deferred revenue versus $10,880 as of February 28, 2025, and $0 owed to Rassul Sadakbayev, our former director which was $73,034 as of February 28, 2025). The available capital reserves of the Company are not sufficient for the Company to remain operational.

Shareholders’ equity (deficit) has increased from $5,400 as of February 28, 2025, to $98,042 as of November 30, 2025.

The Company has accumulated a deficit of $58,873 as of November 30, 2025, compared to $33,500 as of February 28, 2025, and further losses are anticipated in the development of its business. Accordingly, there is substantial doubt about the Company’s ability to continue as a going concern.

Net cash used in operating activities for the nine months ending November 30, 2025, was $7,836 compared to $7,836 for the nine months ending November 30, 2024.

Cash flows from investing activities for the nine months ended November 30, 2025, was $24,000 compared to $41,400 for the nine months ended November 30, 2024. The shift in investing activities indicated investment in long-term intangible assets.

Cash flows from financing activities for the nine months ended November 30, 2025, was $44,981 compared to $36,648 for the nine months ended November 30, 2024. Financing activities showed an increase in cash inflows due to additional funds under a loan agreement with the former Director of the Company.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Limited Operating History and Need for Additional Capital

There is no historical financial information about us upon which to base an evaluation of our performance. We are in start-up stage operations and have not generated sufficient revenues. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources and possible cost overruns due to price and cost increases in services and products.

We have no assurance that future financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations. Equity financing could result in additional dilution to existing shareholder.

Item 3.	Quantitative and Qualitative Disclosures About Market Risk.

Not Applicable.

23

Item 4.	Controls and Procedures.

Evaluation of Disclosure Controls and Procedures

We carried out an evaluation as of November 30, 2025, under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, who are one and the same, of the effectiveness of our disclosure controls and procedures (as defined in Exchange Act Rules 13a–15(f) and 15d–15(e)). Based upon that evaluation, our principal executive officer and principal financial officer concluded that, as of the end of the period covered in this report, our disclosure controls and procedures were not effective to ensure that information required to be disclosed in reports filed under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the required time periods and is accumulated and communicated to our management, including our principal executive officer and principal financial officer, as appropriate to allow timely decisions regarding required disclosure.

Changes in Internal Control over Financial Reporting

There were no changes in our internal control over financial reporting during our most recent quarter that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

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PART II – OTHER INFORMATION

Item 1.	Legal Proceedings.

During the period ending November 30, 2025, there were no pending or threatened legal actions against us.

Item 1A.	Risk Factors.

As a smaller reporting company, we are not required to provide the information required by this Item.

Item 2.	Unregistered Sales of Equity Securities and Use of Proceeds.

Not Applicable.

Item 3.	Defaults Upon Senior Securities.

Not Applicable.

Item 4.	Mine Safety Disclosures.

Not Applicable.

Item 5.	Other Information.

During the quarter ended November 30, 2025, no director or officer of the Company adopted or terminated a “Rule 10b5-1 trading arrangement” or “non-Rule 10b5-1 trading arrangement,” as each term is defined in Item 408(a) of Regulation S-K.

Growth strategies

We intend to grow our business using the following key strategies:

•	Aggressively market and promote the value of validating all marketing claims of being a MADE IN USA, in support of the government’s BUY AMERICAN ACT and Executive Orders by two US Presidents. Product from start to finish; farm to table and track and trace that claim through the company’s proprietary VERITIZETM System, which optimizes AI and Blockchain to prove claims completely. Companies will pay certification fees and monthly fees to maintain certification and track their product offerings, with substantial monthly revenue from a potential customer base of several million farms, factories, and producers. Based on market size and the need to be certified for government compliance, the Company's revenue from monthly fees alone could be in the tens of millions, plus revenue generated by its ownership of reshored manufacturers.

•	In support of that, MADE IN USA will be a foremost proponent to actually RESHORE manufacturing companies that have located outside the United States and will purchase and bring them back to the USA, set them back up and employ USA workers. The Company is already in direct talks with three such firms that manufacture computer chips, LEDs and small engines. All three could be moved to areas ready in New Jersey.

•	MADE IN USA will try to build a following that promotes both USA products and the need to bring back manufacturing and jobs to the USA and will directly be doing so under its umbrella of companies.

•	Explore new markets and business opportunities globally.

•	Expand our product offerings through strategic partnerships and acquisitions.

•	Permanently monitor and adapt to changes in the industry and market trends.

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XIII.	PROPERTIES

The corporation's main office is at 1712 Pioneer Avenue, Suite 500, Cheyenne, Wyoming 82001.

XIV.	SECURITY OWNERSHIP OF MANAGEMENT & BENEFICIAL OWNERS

Name of Beneficial Owner	Position	Shares Beneficially Owned	% of Class	Restricted Shares	Non-Restricted Shares
Adam Reiser	Chairman & CEO	8,000,000	44.538%	8,000,000	0
TCI Tax Credits International PR	—	1,370,600	7.630%	0	1,370,600
L.R. Navigate Capital LP	—	1,708,000	9.509%	0	1,708,000
Aspire Heights, LLC	—	1,440,000	8.015%	0	1,440,000
Yinghua Yang	—	1,400,000	7.795%	0	1,400,000
Michelle Tan	Director / EVP	700,000	3.896%	700,000	0
Dominick F. Maggio	COO	600,000	3.339%	600,000	0
All Directors and Officers as a Group (3 persons)	—	9,300,000	51.773%	9,300,000	0

		Restricted Shares:		11,182,640

		Non-Restricted Shares (Public Float):			6,780,000

	Total Outstanding:		17,962,640

“As of December 2025, the Company has 17,962,640 shares outstanding, of which 11,182,640 shares are restricted, and 6,780,000 shares are non-restricted and constitute the Company’s public float.”

XV.	DIRECTORS & EXECUTIVE OFFICERS

ADAM REISER, Chairman of the Board/CEO & Founder

Mr. Reiser is the Founder of MADE IN USA INC, and for over the last 30 years, one of the foremost Information Technology experts in the country. Since his service in the U.S. Navy, where he taught electronic technologies, he has helped develop Pan Am Airlines' international network, often traveling worldwide to establish points of presence. He was among the first to be certified by NOVELL, alongside Eric Schmidt (who would later lead that company and Google). At the time, Reiser communicated directly with early pioneers Bill Gates, Jeff Bezos, and Steve Jobs. Reiser developed networks and technologies for Adelphia Cable, Blockbuster Video, US Data Authority, and Waste Management. He worked with government agencies and has assisted companies such as Cisco, Citrix, EMC2, and IBM in developing networks, solutions, and network products. His work with IBM began when he became a central sales executive for IBM’s AS400 computers and all aspects of their applications for companies nationwide. With CITRIX, he was an early supporter of what would later become “cloud computing.” In 1998, Reiser was involved in the development of a voice-over-IP (“VOIP”) phone technology. Still, after extensive testing, though moderately successful, he predicted that such technology was 15-20 years away from commercial acceptance and use. He was also an Advisor to Intel and was recognized for his assistance. He has designed computer motherboards the size of a matchbox for voice compression and handshaking, along with an error recovery and retransmission system. He automated a host of other systems, integrating them into more “user-friendly” modes. Reiser also developed bank encryption software for Coutts & Coutts Banks worldwide. He has proven capable of taking on any challenge in developing complete systems for any application. For MADE IN USA INC, Mr. Reiser developed a wealth of systems to efficiently research, audit and certify companies and their products, capable of literally following a product from origination to end user, and then compiling the make-up of that end user, so necessary in marketing. He also developed a multi-purpose network designed to offer MADE IN USA INC members long-term value and support. Leveraging his long-standing and respected association with IBM, Mr. Reiser also developed a smartphone app with IBM engineers. His work with AI and Blockchain systems will revolutionize consumer data collection and establish a massive database of global product purchase data. While currently also serving as the Company's Chief Technology Officer, Mr. Reiser maintains the Company's databases and technologies and oversees all programmers and technicians working with and for the Company.

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JOHN POLYAK – Chief Financial Officer

John Polyak has a firm background in Retail, Logistics and Marketing Media Production Studio operations. Couple this with systems utilization and integration with SAP, JDA MMS, Lawson, Great Plains, Software 2000, QuickBooks/Sage Intuit and others. He has managed multibillion-dollar accounting and revenue systems for companies such as The Sports Authority and DHL. He has also spent years consulting on financial systems platform installations, process improvements, SOX compliance, Best-Practice Optimization using a Six Sigma/Lean approach, new system design and implementation, outsourcing/offshoring, mergers, and senior management support services. At

DHL, as a Director in Finance, he was hired as a system-integration specialist and process-improvement expert. Polyak quickly stabilized a high-volume transaction process (over 1 million) with over $3.6 billion in annual disbursements. He integrated two heavily modified legacy systems into the SAP R/3 financial reporting platform. He then documented, implemented, tested, and remediated a complete Sarbanes-Oxley controls environment for the payable’s operations. For five years at The Sports Authority, John was the Group Director of Financial Operations where his teams prepared and/or reviewed all daily store/register sales transactions, retail method of accounting for margin and inventory related reporting for this $2.5 billion retailer, including key reports and analysis for 10-K, 10-Q, and other SEC regulatory reporting, and supported the annual audit and quarterly review process. As a Senior Project Manager at JDA Software during the Y2K crisis, John managed and supported JDA system implementation projects for 37 companies, mostly Fortune 500 retail clients, including The Sports Authority, where he was later recruited to join the company. From 2007 to 2016, John served as CFO at Brand Star, a multimillion-dollar direct response and educational TV media company, where he closely monitored cashflow, raised working capital, and maximized debt leveraging and then served as the CFO from 2017 until recently before joining Made in USA John worked for Armellini Express lines a logistics company that hauls the majority of all fresh cut flowers in the United States. While at Armellini Express Lines, John eliminated all long-term debt, served as team leader in purchasing new building terminals, and led strategic company acquisitions and sales. Managed the company financially through the tough COVID-19 shutdowns and installed a brand-new ERP system for all finance and accounting systems. He was in charge and directly managed all audit, insurance, tax and family estate trust accounting.

DOMINICK F. MAGGIO, Chief Operating Officer/Board Secretary

A close associate of Adam Reiser for twenty-seven years, Dom has a long history of assisting with the planning, launch, marketing, and administration of a variety of firms, from start-ups to publicly traded companies, across diverse fields, including energy, medicine, and technology. Before assisting the MADE IN USA INC Team, Dom counseled Verdisys, LLC, an oil and gas producer, and assisted in raising over $80 million; he was the Founder of AMDG Incorporated, an international consulting firm. He was one of the Founders of Maxim TEP, Inc. and helped raise over $90 million to secure oil fields in five states. In 2008, he partnered with a member of the UAE Royal Family, HH Sheikh Hamad bin Khalifa Al Nahyan to create a new business in Dubai, Fast Cash, a dual debit card, payroll and private banking system for foreign workers. From June 1999 through 2003, Mr. Maggio assisted in establishing and then taking US Data Authority (OTC: USDA) public, a provider of high-speed Internet connectivity for businesses nationwide, with Points of Presence (POPs) in 38 states and 165 employees. There, he negotiated one of the most significant network contracts with AT&T, as well as associations with Cisco and Hitachi. Serving first as its Chief Operating Officer, he assumed the title of President/CEO in 2003. At that time, he was responsible for engineering the firm's sale to a Spanish business conglomerate. Since writing his first business plan in 1971, he has provided advertising, public relations, marketing, and management services to a diverse range of companies. As President of his Tampa, Florida-based advertising agency Maggio, Simpson & Hanes, Maggio wrote and produced over 400 TV and radio commercials, penned jingles, and won creative awards, before selling his interest in 1986. He went on to make a pilot of a proposed children’s TV show for CBS titled “Animal Week.” He served in management roles at two publicly traded firms, overseeing rebranding and national media promotion, SEC coordination, and, in one case, direct coordination with the FDA. As such, he has an extensive background in management, advertising and marketing in both public and financial relations spanning 50 years, and a wealth of experience earned with firms operating in Europe, the Middle East, South America, and China. Mr. Maggio earned his BA degree in Mass Communications from the University of South Florida.

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MICHELLE TAN – EVP/Chief Data Scientist/Director

Michelle Tan is a U.S. citizen, data scientist, and blockchain visionary whose work bridges technology, environmental conservation, and global trade. As Co-Founder and Chief Data Scientist at Made In USA Inc., she leverages AI, IoT, and blockchain to develop transparent, impactful solutions for sustainability and ethical supply chains. With a career spanning over 20 years, Michelle’s journey—from a leading manufacturer in China to a doctoral candidate in the U.S.—reflects her dedication to using data and technology to solve real-world problems. Born in Hunan Province, China, Michelle’s early career in large-scale manufacturing gave her firsthand insight into global supply chains and their environmental impact. Fluent in Mandarin and English, she moved to the U.S., became a citizen, and settled in Asheville, North Carolina. Her passion for marine ecosystems took root during her undergraduate studies at Florida Atlantic University, where she developed an underwater Identification AI interface for the Wahoo Bay Marine Sanctuary. Using TensorFlow and real-time sensors, this system educates children about marine life while monitoring reef health and water contamination, displaying its ability to blend technology with environmental education. Michelle co-created the Nutrient Credit in 2023, a groundbreaking blockchain-based asset that funds oyster-driven restoration of coastal waters. Deployed in regions like Chesapeake Bay, Puerto Rico, Dubai, and Monaco, this initiative transforms ecological restoration into a verifiable, monetizable asset. Her thought leadership is evident in her writing for the BitVision.ai blog and MadeinUSANews.com, where she explores how AI and blockchain can drive transparency in finance, sustainability, and trade. Michelle’s innovations at Made In USA Inc. include: Veritze™ Platform: A blockchain-integrated ERP system for transparent supply chains; Pearl Tokens: Eco-NFTs linking digital assets to tangible environmental impact; Verity Wallet: A cross-chain payment gateway for crypto and NFTs; Carbon Sequestration Credits: Blockchain-verified marine carbon offsets; Pearl Toll System: An NFT-based microcredit tool developed with UN partners to support maritime sustainability. As a Doctoral Candidate, Michelle blends academic precision with practical innovation, focusing on AI-driven sustainability and decentralized systems. Her multilingual expertise and global manufacturing background enabled her to navigate complex regulatory landscapes, making her a key driver of MADE IN USA’s mission to combat fraud, greenwashing, and pollution through verifiable technology.

LUCILLE SHEEHAN – Head of Consumer Products/Director

Procter & Gamble’s first female District Manager (NY Personal Soaps & Detergents, 1981-83). Took a male-dominated territory and out-sold every man in the building by inventing relationship-driven, data-informed trade marketing before spreadsheets were standard. Pioneer in getting real products onto real shelves in big-box America. The woman who will make “Made in USA” move faster than any import ever did. Luci Sheehan has been President of her consulting firm, Strategic Sales & Marketing Initiatives, since 2009, spearheading clients’ efforts to pioneer new products and ideas by driving results in the sales and marketing functions for CPG and Technology sectors. She spent 8 years with P&G from 1975-1983, advancing from Boston PS&D Sales Representative and District Field Representative to Unit Manager in NY PS&D, Special Assignment in PS&D Sales Merchandising, and Era Brand. She was P&G’s first female District Manager, leading NY PS&D (1981-83). After P&G, she built her career leading sales and marketing functions in consumer products, media, research, technology sectors and consulting. Luci brings extensive experience with non-profit organizations, having served on multiple boards. She was a Foundation grant champion for three grants awarded to Street Business School (formerly Bead for Life), which supported the expansion of business skills training, primarily for low-income women in sub-Saharan Africa. She previously served as Chair of the Connecticut (CT) State Service Council for the American Red Cross, leading extensive fundraising for the first U.S. program to train high school student leaders in HIV/AIDS peer education. Luci has also served as trustee at her alma mater, Simmons University (BA, History and Management), and chaired their Development Committee. She also created a “Leadership Council” of alumnae business leaders that provided financial support, a mentoring program for undergraduate seniors, and connections to funding sources. She currently serves as Honorary Trustee. She is also a recipient of the Simmons Alumnae Service Award. Other past board roles include CASA (Community Action Stops Abuse, St. Petersburg, FL); Chair, Boulder Community Health’s Patient-Family Advisory Council; EFAA (Emergency Family Assistance Association), Boulder, CO; and Network of Executive Women (CPG/Retail Industry). Currently, she is a board member of WISE (Women Impacting Storebrand Excellence) for the Store Brands industry and continues as a leadership volunteer with Street Business School and Emergency Family Assistance Association. On the P&G Alumni Foundation board, Luci serves as co-chair of the Chapter Synergies Committee and a member of the Fundraising Committee.

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ALEX LIGHTMAN, Director

Alex Lightman is an award-winning writer, entrepreneur, educator and Government Policy Advisor in Technology and Trade to government agencies up to the White House. He has organized and chaired over 300 international events. His academic background includes an MIT degree in Civil and Environmental Engineering and graduate study at Harvard’s Kennedy School of Government and MIT’s Sloan School of Management. Mr. Lightman is involved in developing and innovating elements of smart, green, augmented cities that combine AI, robotics, and cryptocurrency. Mr. Lightman has worked for, contracted with, and served as an advisor or speaker to more than 30 foreign governments and more than 30 U.S. federal agencies. Agencies include the US Senate, the White House, the Department of Transportation, the Department of Defense, the Defense Information Systems Agency, and the Institute for Defense Analyses Science and Technology Policy Institute, as well as NATO and the United Nations. He was the Founder of both Praxis Digital, a mobile keyboard developer, and Token Communities. He has served as an Advisor to over 20 Blockchain companies and speaks around the world on “Solving Big Problems with Blockchain, AI and IoT” , “Crypto History 2009- 2050” , and “Visionary Blockchain Projects”. Awards include the first Economist Magazine Readers’ Award for 4G Wireless, competing with Elon Musk and 4,000 other submitted innovators in a global vote. The only other recipient was Steve Jobs. He has also won SGI’s Internet VR competition, with over 800 entries, a global Avatar competition, and the Johnson Foundation’s recognition as one of “America’s Ten Most Innovative Educators”. He is a co-founder of the Digital Asset Trade Association (DATA), which in 2018 included the most prolific creators of crypto content. He is the first columnist for ICO Crowd Magazine, an Amazon.com best-selling author, and a keynote speaker at more than 30 Blockchain conferences in 20 countries in 2018.

LARRY LIGHT, Director

Light earned his Bachelor of Science in Electrical Engineering (BSEE) from the University of Florida in 1981 and immediately joined IBM’s Federal Systems Division to work as an engineer on the Space Shuttle program at Kennedy Space Center. In 1984, he transitioned to IBM’s Personal Computer Group in Boca Raton, where he held roles including senior product development manager. He became Vice President of Engineering and became IBM’s Project Executive within the Global Engineering Solutions team, leading engineering programs to design and deliver highly specialized systems for medical and defense clients. Between 2011 and 2025, he completed hundreds of technology partnerships across industries, including electronics, automotive, consumer products, healthcare, and defense. He retired from IBM in July 2025.

MARTY MARTIN - Chief Security Officer/Independent Director

Mr. Martin has been involved with MADE IN USA INC. since its beginning and has always been a close advisor to Adam Reiser. His work in service to the United States has been invaluable, and his knowledge of government Agencies and Departments will play a key role in the Company’s success. Marty is currently the CEO of International Oil Trading Company, Ltd. (“IOTC”) and its subsidiaries, an oil trading firm. He is part of the Executive Team at UNITY. This Veteran-owned business offers best-in-class technology combined with a consultative approach, creating the opportunity to shape the next chapter in banking with Vermont State Bank. In addition to his private sector experience. Marty has more than 29 years of government service, including service with the U.S. Special Forces, the NSA and the CIA. Mr. Martin also served more than 15 years as a member of the Senior Intelligence Service under President George W. Bush. For UNITY’S Executive Leadership team and MADE IN USA INC, Marty’s experience includes over 29 years of U.S. Government service, including U.S. Special Forces, the National Security Agency, and the CIA, culminating in several years as a member of the CIA's Senior Intelligence Service. From 2004 through 2007, he served as Chief of Station in a strategic Middle Eastern country, one of the most senior assignments in the Near East Division. Marty managed a multi-million-dollar budget, strategic programs, personnel, and families in a high-threat environment. His experience includes representing the CIA at the highest levels in foreign countries, the U.S. Executive Branch, the U.S. Congress, and the U.S. Military on all intelligence and policy matters concerning the agency’s operations. In 2002, he was selected by the Director of Central Intelligence as the senior executive and operational manager to lead the Agency’s global effort to neutralize Al-Qaida. Mr. Martin is a graduate of the University of Maryland and holds a Bachelor of Arts specializing in International Relations and the Middle East.

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XVI.	EXECUTIVE COMPENSATION

To expedite the Company's transition to a thriving public vehicle, all executives have worked without current compensation, with salaries and benefits accruing once the Company demonstrates cash flow sufficient to sustain profitability and growth. Current annualized salary accruals are:

Adam Reiser	CEO	$ 400,000 per year
John Polyak	CFO	$ 240,000 per year
Dominick F. Maggio	COO	$ 240,000 per year
Michelle Tan	EVP/Data	$ 240,000 per year

All other staff, advisors, and programmers are, or will be, under contract for individually negotiated fees, and Board members will draw from an Employee Stock Option Plan (ESOP) to be developed by the Audit Committee and approved by the full Board.

XVII.	CERTAIN RELATIONSHIPS & RELATED-PARTY TRANSACTIONS

There are no share issues beyond the difference placed on Common (90,000,000) and Preferred (10,000,000) Shares. Preferred shares have a 10-for-1 voting rights privilege on all Board actions.

Due to budgetary constraints, no advisory agreements have been executed; however, the proposals have received strong verbal support due to the Company's priorities and perceived value.

Funding for the creation of the Company and purchase of Alixo-Yolloo Corporation came from Adam Reiser and Michelle Tan, together with commitments from certain current shareholders:

Apex Growth Partners II LLC

Aspire Heights, LLC

L.R. Navigate Capital, LP - Canada

Real Interests, LLC

Tax Credits International Inc. – Puerto Rico

Yinghua Yang – Canada

XVIII.	LEGAL PROCEEDINGS

There have been, nor are there, any legal actions against the Company, and all due diligence indicates full compliance with all state, federal, and SEC regulations and requirements.

XIX.	MARKET PRICE & TRADING INFORMATION

Trading symbol: USDW

Market tier: OTCID → OTCQX (planned)

DTC DWAC & DRS eligibility: Approved December 2025

FINRA corporate actions completed

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XX.	RECENT SALES OF UNREGISTERED SECURITIES

There have been no recent sales beyond those sales done in August and September, with the following totals after a 4:1 Forward Split per the VStock Transfer Agent records:

Total Outstanding Shares	17,962,640
Total Restricted Shares	11,182,640
Total Non-Restricted Shares	6,780,000

XXI.	DESCRIPTION OF REGISTRANT’S SECURITIES

Common Stock Rights

MADE IN USA INC. (“the Company”) is authorized to issue shares of common stock, par value $0.001 per share. Holders of common stock are entitled to one share of common equity interest in the Company for each share owned. Holders of common stock have the rights and privileges typically associated with common equity, including rights to dividends as and when declared by the Board of Directors from funds legally available for distribution and the right to share ratably in the Company’s assets upon liquidation, dissolution, or winding up, subject to the prior rights of any preferred stock that may be authorized and issued in the future.

Voting Rights

Each share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. The Company does not provide cumulative voting rights, and therefore holders of a majority of the shares voting in an election of directors can elect all of the directors standing for election. Holders of common stock do not have preemptive rights, subscription rights, redemption rights, or sinking fund provisions.

Preferred Stock Unissued

The Company currently has 10,000,000 shares of Preferred shares authorized by Board resolution as yet unissued. Preferred stock may only be created, designated, and issued if and when authorized by an amendment and Resolution, subject to approval by the Board of Directors and stockholders. As of the date of this filing, the Company has authorized preferred stock.

No Unusual Conversion or Exchange Rights

The Company’s common stock carries no conversion rights, exchange rights, or other unusual contractual features. The common stock is not convertible into any other class of securities, and no class of securities is currently convertible into the Company’s common stock.

Transfer Agent

The transfer agent and registrar for the Company’s common stock is:

VStock Transfer, LLC

18 Lafayette Place

Woodmere, NY 11598

Phone: (212) 828-8436

Website: www.vstocktransfer.com

VStock Transfer is responsible for stockholder recordkeeping, issuance and transfer of certificates or book-entry positions, and related administrative services.

CUSIP Number

The Company’s common stock has been assigned CUSIP 01642X208.

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XXII.	INDEMNIFICATION OF DIRECTORS & OFFICERS

Indemnification of Directors, Officers, Employees, and Agents

The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law any person who is or was a director, officer, employee, or agent of the Corporation, or who is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against any and all liabilities, damages, losses, judgments, fines, penalties, settlements, and expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, arising by reason of the fact that such person is or was acting in such capacity.

Advancement of Expenses

Expenses (including attorneys’ fees) incurred by any such indemnified person in defending any action, suit, or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amounts if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation.

Non-Exclusivity of Rights

The rights to indemnification and advancement of expenses hereunder shall not be exclusive of any other rights which any person may have or hereafter acquire under the certificate of incorporation, bylaws, any agreement, vote of stockholders or disinterested directors, or otherwise.

Insurance
The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation in any such capacity for another entity, against any liability asserted against such person and incurred by such person in any such capacity, whether or not the Corporation would have the power to indemnify such person under applicable law.

Continuation of Rights

The indemnification and advancement of expenses provided hereunder shall continue as to a person who has ceased to serve in the applicable capacity and shall inure to the benefit of the heirs, executors, and administrators of such a person.

Amendment or Repeal

No amendment, alteration, or repeal of this provision shall adversely affect any right or protection of an indemnified person existing at the time of such amendment, alteration, or repeal.

XXV.	CHANGES IN & DISAGREEMENTS WITH ACCOUNTANTS

There were no disagreements with accountants on accounting or financial disclosure matters.”

XXVI.	ITEM 15. EXHIBITS

-	Insert Nevada Articles and License
-	Insert Corporate Governance Book File

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SIGNATURES

MADE IN USA INC

By:	/s/ Adam Reiser
Adam Reiser
Chief Executive Officer

Date:	December 19, 2025

By:	/s/ John Polyak
John Polyak
Chief Financial Officer

Date:	December 19, 2025

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